UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):     August 8, 2007
ARADIGM CORPORATION
(Exact name of Registrant as specified in its charter)

California	0-28402	94-3133088
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3929 Point Eden Way
Hayward, CA 94545
(Address of Principal Executive Offices)
(510) 265-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.
     On August 8, 2007, Aradigm Corporation (“Aradigm”) and Enzon Corporation (“Enzon”) entered into a Manufacturing and Supply Agreement (the “Agreement”) with respect to the clinical trials of ARD-3100, Aradigm’s inhaled formulation for the treatment and control of respiratory infections common to patients with cystic fibrosis. Under the agreement, Enzon will manufacture for and supply to Aradigm Ciprofloxacin and Liposomal Ciprofloxacin from Enzon’s manufacturing facility in Indianapolis, Indiana.
     For the manufacture of the initial two materials, Aradigm will pay Enzon costs and fees totaling $3,294,500, plus costs and fees for stability studies or other services that may be agreed by both parties as part of this Agreement.
     The Agreement commences on August 8, 2007, and will extend for a period of five years, unless terminated earlier by either party. If the Agreement is terminated prior to its completion and terms, Aradigm will pay Enzon for all costs incurred through the date of termination, including materials used or purchased for use by Enzon for the project. In addition, in the event of termination, Aradigm will pay Enzon a cancellation fee equal to a percentage of the uninvoiced portion of the total project budget then in effect.
     The foregoing is a summary description of the terms and conditions of the agreement. It is qualified in its entirety by reference to the agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 — Financial Statements and Exhibits.
(d)	Exhibit

10.1	Manufacturing Agreement between Aradigm Corporation and Enzon Corporation dated August 8, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: August 13, 2007

ARADIGM CORPORATION
By:	/s/ Igor Gonda
Igor Gonda
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Manufacturing Agreement between Aradigm Corporation and Enzon Corporation dated August 8, 2007.